Exhibit 99.1

                      Sustainable Maritime Industries, Inc.

                                                           FOR IMMEDIATE RELEASE



                  HQSM SIGNS TERM SHEET FOR US $40 MILLION LOAN

SEATTLE,  Wash.,  December 14, 2005 --HQ Sustainable Maritime  Industries,  Inc.
(HQ) (OCTBB.HQSM) announced today that it has signed a term sheet for a US$40 million loan with a prominent U.S. specialized commercial finance company. Use of proceeds will include development of greater distribution for HQ products in the United States, as well as expanded capacity for organic, toxin-free fish farming and the construction of the Company's state-of-the-art, toxin-free feedmill in Hainan province, China.

         The  loan  is  guaranteed  through  HQ's  financial   partnership  with
Amalgamated Resources Holdings Inc. (Alps), as announced on October 18, 2005.

         Norbert Sporns, CEO of HQSM, said, "This substantial funding supports the next phase of our growth plan to become the world market leader in zero-toxin aquaculture. Expanding our toxin-free fish farming capacity and building an organic feedmill will consolidate our vertical integration and control of quality throughout our operations in China. We are currently launching a strong branding, marketing and distribution initiative in the United States, spearheaded from our new corporate headquarters in Seattle, Washington. While HQ produces a variety of aquaculture products sold around the world, our current focus is on the production of farmed tilapia whose market in the United States is more than $174 million. China is the world's leading producer of tilapia, the United States is the largest consumer, and HQ is China's leading exporter of quality tilapia fish products to the U.S., currently commanding 10 percent of the market."

         No assurances can be made that definitive documents will be executed or that HQ will borrow any or all of the $40 million.

About HQ Sustainable Maritime Industries Inc.
         HQ Sustainable Maritime Industries Inc. is an integrated aquaculture and aquatic product processing company, with operations based in the environmentally pristine island province of Hainan, in the South China Sea. HQ's activities include using renewable ocean resources, practicing cooperative sustainable aquaculture, using nutraceutically enriched feeds and conducting



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fish processing and sales. Its variety of farmed and ocean-harvested products --
ranging from tilapia and shrimp to squid and red snapper -- are sold around the world. The Company holds HACCP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets. It has recently acquired a nutraceuticals and health products company, which is HACCP certified, and produces and sells products subject to stringent laboratory tests certified by the China Ministry of Health. This plant produces
nutraceuticals,   which  enrich  feed  used  by  HQ's  cooperative   aquaculture
operations. In addition to operational offices based in Haikou, Hainan, HQ has offices in Montreal, Hong Kong, Beijing, and Shanghai. (http://www.hqfish.com).


                                      # # #


Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

Consulting For Strategic Growth I, Ltd. ("CFSG") provides HQ Sustainable Maritime Industries, Inc.(HQ) with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG receives a fixed monthly fee for the duration of the agreement. Independent of CFSG's receipt of cash compensation from HQ, CFSG may choose to purchase the common stock of the company and thereafter sell those shares at any time it deems appropriate to do so.

CONTACTS:
Norbert Sporns                        Stanley Wunderlich                   Daniel Stepanek
Chief Executive Officer               Chief Executive Officer              Media Relations
HQ Sustainable Maritime Industries    Consulting for Strategic Growth 1    Consulting for Strategic Growth 1
Tel: 917-291-3679                     Tel: 800-625-2236                    Tel: 212-896-1202
Fax: 450-465-7348                     Fax: 212-337-8089                    Fax: 212-697-0910
Email: Sporns@hqfish.com              Email: info@cfsg1.com                Email: dstepanek@kcsa.com
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